Exhibit 10.1

EXECUTION COPY

ST SHARED SERVICES LLC

January 25, 2024

Sigurdur Olafsson

Dear Siggi,

Reference is made to that certain Amended and Restated Employment Agreement by and between you and ST Shared Services LLC, dated as of February 22, 2023, as amended on June 22, 2023 and August 4, 2023 (the “Employment Agreement”) and that certain notice (the “Notice of Termination”) that you delivered to the Board of Directors of Mallinckrodt plc on November 14, 2023, pursuant to which you provided notice of your resignation from your employment as the Chief Executive Officer of the Company Group (as defined in the Employment Agreement), effective as of January 29, 2024, in accordance with the terms of Section 6.07 of the Employment Agreement. Capitalized terms used but not otherwise defined in this letter shall have the meanings assigned to such terms in the Employment Agreement.

This letter memorializes the agreement and understanding between you and the Company Group that, notwithstanding the Notice of Termination, you will remain employed by the Company for an additional 30-day period ending on February 28, 2024 (the “Extension Period”) on the same terms and conditions as you are currently employed. During the Extension Period, you will continue to receive your Base Salary, Annual Bonus payments and accruals and participate in benefit plans in accordance with the terms of the Employment Agreement. In addition, on February 28, 2024, the Company will pay you an additional cash payment of $123,750 (which is equal to the Target Bonus amount attributable to the Extension Period, and which shall be in addition to any earned Annual Bonus amounts). Upon the termination of your employment on the last day of the Extension Period, the Company will provide you with severance payments and benefits pursuant to Section 7.05 of the Employment Agreement, subject to the terms and conditions set forth in the Employment Agreement.

The Company shall reimburse you for reasonable, documented legal and tax advisory fees you incur in connection with this letter and the ongoing negotiation of your potential continued employment terms (including without limitation incentive programs associated therewith); provided that if your employment terminates at the expiration of the Extension Period, such reimbursement shall be subject to your execution of the Release in accordance with the Employment Agreement.

Section 13 of the Employment Agreement is hereby incorporated by reference into and becomes a part of this letter. Except as specifically set forth in this letter, the Employment Agreement remains in full force and effect.

[signature pages follow]

Sincerely yours,

ST SHARED SERVICES LLC

By:	/s/ Henriette Nielsen
Name:	Henriette Nielsen
Title:	EVP & Business Transformation Officer

[Signature Page to S. Olafsson Extension Letter]

Acknowledged and agreed:

/s/ Sigurdur Olafsson
Sigurdur Olafsson

[Signature Page to S. Olafsson Extension Letter]